UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 12, 2004
(Date of Report (Date of earliest event reported))

Municipal Mortgage & Equity, LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	011-11981 (Commission File Number)	52-1449733 (IRS Employer Identification Number)

621 East Pratt Street, Suite 300 Baltimore, Maryland (Address of principal executive offices)	21202 (Zip Code)

(443) 263-2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 12, 2004, Municipal Mortgage & Equity, LLC, a Delaware limited liability company (the “Company”), entered into a new credit agreement (the “Credit Agreement”). The descriptions and summaries of the Credit Agreement provided in response to Item 2.03 of this Report are incorporated herein in their entirety by this reference and are qualified in their entirety by the Credit Agreement and the related documents.

Item 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On November 12, 2004, the Company entered into a Credit Agreement among MuniMae TEI Holdings, LLC, MMA Construction Finance, LLC, Midland Mortgage Investment Corporation, as the Borrowers, Municipal Mortgage & Equity, LLC, as the Guarantor, Bank of America, N.A., as the Administrative Agent, U.S. Bank National Association, RBC Capital Markets, Citicorp USA, Inc., as Co-Syndication Agents, the other lenders thereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager (the “Credit Agreement”), allowing the Borrowers to borrow, repay and reborrow, on a secured basis, up to $250 million. The facility will mature on November 12, 2006 unless the Company exercises its option to extend the maturity date of the Credit Agreement for an additional year.

Borrowings under the Credit Agreement bear interest at a floating rate of interest determined by reference to a base rate or to eurodollar rate of interest (i.e., LIBOR based), plus a margin. The Company may prepay advances under the Credit Agreement at any time without premium or penalty other than standard LIBOR breakage costs. The Company will pay a facility fee on the unused portion of the commitment under the new credit facility and certain other fees.

The Credit Agreement contains terms and provisions (including representations, covenants and conditions) customary for agreements of this type. Financial covenants include maintenance of minimum unencumbered liquidity, minimum consolidated tangible net worth, maximum consolidated leverage ratio, maximum ratio of consolidated senior indebtedness to consolidated tangible net worth and minimum consolidated interest and distribution coverage ratio. Other covenants include restrictions on the ability of the Company to, among other things: create liens on or dispose of the assets pledged in connection with the facility; engage in mergers, dissolutions, liquidations or consolidations; permit the Borrowers and their subsidiaries to make certain investments, loans or advances; pay dividends or make other capital distributions; change the nature of the Company’s business; and engage in transactions with affiliates.

The Credit Agreement contains customary events of default, including nonpayment of principal, interest, fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross-defaults to other material indebtedness; certain bankruptcy events; material judgments; certain ERISA-related events; the invalidity of the loan documents; change of control events; and the occurrence of a material adverse effect. If an event of default occurs and is continuing under the Credit Agreement, payment of all amounts outstanding under the Credit Agreement may be accelerated and the lenders’ commitments may be terminated.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description of Document
10.1	Credit Agreement, dated as of November 12, 2004, among MuniMae TEI Holdings, LLC, MMA Construction Finance, LLC, Midland Mortgage Investment Corporation, as the Borrowers, Municipal Mortgage & Equity, LLC, as the Guarantor, Bank of America, N.A., as the Administrative Agent, U.S. Bank National Association, RBC Capital Markets, Citicorp USA, Inc., as Co-Syndication Agents, the other lenders thereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUNICIPAL MORTGAGE & EQUITY, LLC

Date: November 16, 2004	By:	/s/ William S. Harrison

William S. Harrison Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
10.1	Credit Agreement, dated as of November 12, 2004, among MuniMae TEI Holdings, LLC, MMA Construction Finance, LLC, Midland Mortgage Investment Corporation, as the Borrowers, Municipal Mortgage & Equity, LLC, as the Guarantor, Bank of America, N.A., as the Administrative Agent, U.S. Bank National Association, RBC Capital Markets, Citicorp USA, Inc., as Co-Syndication Agents, the other lenders thereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.